Exhibit 10.11

Description of Oral Arrangement with Chenxin International Limited

Beginning in 2009, the Company made an oral arrangement with Chenxin International Limited (“Chenxin”), a Hong Kong company and shareholder of the Company controlled by Mr. Wang Rui, a director of the Company, pursuant to which Chenxin agreed to pay certain accrued expenses on behalf of the Company. As of June 30, 2011, Chenxin has paid accrued expenses of $1,137,980. These amounts were related to legal and professional fees which are not payable in Chinese RMB (audit and audit-related expenses, legal fees, fees payable to the Company's transfer agent and EDGAR agent, and fees paid to NASDAQ relating to the Company's listing). These amounts were reflected on the Company’s consolidated balance sheets as outstanding amounts due to a shareholder.

This arrangement is not reflected in any written agreement and is typical of PRC business practices in the region where the Company is located.  The arrangement stems from the fact that Mr. Chen Min, the Company’s Chief Executive Officer, President, and Chairman of the Board, and Mr. Wang have a business and personal relationship that dates to the mid-1990s. While in Japan from 1995 to 2000, Mr. Chen and Mr. Wang loaned money to each other, and to each person’s respective businesses, from time to time to cover operating expenses. This relationship was still in effect when Mr. Chen founded the Company’s wholly-owned subsidiary, Fuqing Guanwei Plastic Industry Co. Ltd., in 2005 and when the Company became a publicly listed company in the United States in 2009. At that time, Mr. Chen and Mr. Wang entered into the current arrangement whereby Chenxin would cover on behalf of Guanwei all expenses outside China because, as a Hong Kong company, Chenxin is not subject to the approval of the PRC Office of Currency Control for payments made outside of China to which Chinese companies, including Guanwei, are subject. This arrangement enables the Company to satisfy its obligations in a timely manner.

The agreement contemplates that Chenxin shall be paid back all amounts due to it in a lump sum upon the closing of a future financing by the Company. The Company does not pay any interest or other charges on the amounts paid by Chenxin. Chenxin may unilaterally decide to discontinue paying accrued expenses on the Company’s behalf at any time.